Exhibit 10.3

June 20, 2016

Re:Employment Agreement

Dear David:

This mutually agreeable form of employment agreement (this “Agreement”), will be your employment agreement with Eastman Kodak Company and will be effective on July 1, 2016 (the “Effective Date”).  For purposes of this Agreement, the term “Company” shall refer to Eastman Kodak Company.

1.Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.Your Position, Performance and Other Activities

(a)Position.  You will be employed in the position stated in your Schedule.

(b)Authority, Responsibilities, and Reporting.  Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships that the Company’s Board of Directors (the “Board”) or any officer of the Company to whom you report may assign to you from time to time.

(c)Performance.  You are expected to devote your best efforts and all of your business time to the affairs of the Company.  You may, however, engage in any charitable, civic and community activities, provided, however, such activities do not materially interfere with your duties and responsibilities.

3.Your Compensation

(a)Salary.  You will receive an annual base salary (your “Salary”).   Commencing on the Effective Date, your Salary will be the amount set forth in your Schedule.  Your Salary will be paid in accordance with the Company’s normal payroll practices.

(b)Annual Incentive.  You will be eligible to participate in the Company’s short-term variable pay plan for its management level employees, known as Executive Compensation for Excellence and Leadership (“EXCEL”) (your “Annual Incentive”).  Your annual target award under EXCEL will be determined in accordance with your Schedule.  Any actual award in a given annual performance period will depend upon performance against corporate goals selected by management and approved by the appropriate committee of the Board and will be paid in the discretion of such committee and management.  The terms of the EXCEL plan itself govern and control all interpretations of the plan.

(c)Long-Term Incentive Awards.  You will be eligible to participate in the Company’s Long-Term Incentive (LTI) program under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Omnibus Plan”).  The amount and form of the award (the “Long-Term Equity Award”) to be granted to you will be determined by the Company in accordance with the terms of the Omnibus Plan and your Schedule.  The specific terms, conditions and restrictions on any Long-Term Equity Award will be contained in the Administrative Guide and Award Notice delivered to you within twenty (20) business days of the grant date.

(d)Promotion Equity Awards.  On or shortly after the Effective Date, you will be granted the promotion equity awards stated in your Schedule (your “Promotion Equity Awards”) under the Omnibus Plan, which will be subject to the terms and conditions set forth in your Schedule and the applicable Award Notice. Your Promotion Equity Awards are stated on your Schedule in terms of dollar ($) value. The actual number of restricted stock units that you will be granted will be calculated by dividing the target dollar value to be delivered in restricted stock units by the closing price of the Company’s stock on the New York Stock Exchange on the grant date.  The actual number of stock options that you will be granted will be calculated by dividing the target dollar value to be delivered in stock options by the fair value of the stock options, which will be estimated pursuant to the Black-Scholes model used by the Company for such purpose.

4.Your Benefits

Employee Benefit Plans.

  During your employment, you will be entitled to participate in the Company’s employee benefit plans, including plans that provide retirement and welfare benefits.

(b)Vacation.  You will be entitled to paid annual vacation on the same basis as immediately prior to the Effective Date.

(c)Additional Benefits.  During your employment, you will be provided any additional benefits stated in your Schedule.

5.Termination of Your Employment

(a)No Reason Required.  Neither you nor the Company is under any obligation to continue your employment.  In addition, you or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(c).

(b)Related Definitions.

(1)“Cause” means any of the following:  (A) your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his or her sole discretion; (B) your failure to follow a lawful written directive of the Chief Executive Officer, your supervisor or the Board; (C) your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business; (D) your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; (E) any act or omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or the Company, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; (F) your conviction of or plea of guilty or no contest to any crime involving moral turpitude; (G) any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in the Company to whom you have a reporting relationship in any capacity; or (H) your breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.

(2) “Disability” means disability under the terms of the Company’s Long-Term Disability Plan.

(3)“Good Reason” means any of the following:  (A) a material diminution in your total target cash compensation, comprised of your Salary and target Annual Incentive; (B) a material diminution in your authority or responsibilities as provided in Section 2(b); (C) the transfer of your primary work site to a new primary work site that increases your one-way commute to work by more than 35 miles; (D) any material breach of this Agreement by the Company; (E) any purported termination by the Company of your employment other than as expressly permitted by this Agreement; or (F) a Change of Control (as defined below) event followed by your involuntary termination (as determined by the Board or the appropriate committee of the Board) within two years of the Change of Control event.

(4) “Change of Control” means the occurrence of any of the following events:

(A)any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (“Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the Company’s securities representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (A) shall not be deemed to be a Change of Control by virtue of an acquisition of Company Voting Securities: (a) by the Company or any Subsidiary, (b) by any beneficial owner of the Company’s securities as of the Effective Date, (c) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (d) by any underwriter temporarily holding securities pursuant to an offering of such securities or (e) pursuant to a Non-Qualifying Transaction (as defined in paragraph (B) of this definition);

(B)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (a) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (c) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors (as defined in the Omnibus Plan) at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (a), (b) and (c) of this paragraph (B) shall be deemed to be a “Non-Qualifying Transaction”);

(C)the consummation of a sale of all or substantially all of the Company’s assets (other than to an Affiliate); or

(D)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person (and in all cases results in beneficial ownership of more than 50% of the Company Voting Securities), a Change of Control shall then occur.

Advance Notice Generally Required.

(1)To terminate your employment, either you or the Company must provide a Termination Notice to the other.  A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

If you do not give a Termination Notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.  In addition, you must give the Company 30 days to cure the first event constituting Good Reason.

(2)You and the Company agree to provide at least 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death.  If you die or become Disabled after you provide a valid Termination Notice with Good Reason or the Company provides Termination Notice without Cause, your termination will be treated as a termination with Good Reason or without Cause, effective as of the date of your Disability or death.

Following receipt of such notice, the Company may, at its sole discretion, choose to either (1) waive that notice period (thereby immediately terminating your employment) or (2) place you on paid leave, at your then-current salary for any or all of the notice period.

(d)With Good Reason or Without Cause.  If the Company terminates your employment without Cause or you terminate your employment with Good Reason:

(1)The Company will pay the following as of the end of your employment:  (A) accrued but unpaid Salary up to the last day of your employment, and (B) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within 30 days after termination of your employment) (together, your “Accrued Compensation”).  In addition, the Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company as of the end of your employment (together, your “Other Benefits”).

(2)The Company will pay you severance (“Severance Payments”) in an amount equal to (A) the sum of your Base Salary for the fiscal year in which the Termination Notice is given multiplied by (B) the severance multiplier provided on your Schedule (your “Severance Multiplier”).

(3)Your Annual Incentive will be governed by the terms of the EXCEL plan and any applicable Administrative Guide or Award Notice.

(4)Your Long-Term Equity Awards and Promotion Equity Awards will continue to vest and remain exercisable according to the terms of the applicable Award Agreement.  The benefits in this Section 5(d)(4) are referred to as “Continued Vesting.”

(e)For Cause or without Good Reason.  If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and your Other Benefits; however, you will forfeit any unvested equity.

(f)For Your Disability or Death.  If your employment terminates as a result of your Disability or death, the Company will pay your Accrued Compensation and will provide Continued Vesting and your Other Benefits.

(g)Benefits Bearing.  In no event shall any of the severance payments or benefits provided under this Section 5 be “benefits bearing.”

(h)Clawback.  In the event you breach any of the terms of the Eastman Kodak Company Employees’ Agreement, this Agreement or the release described in Section 5(i) below, in addition to and not in lieu of any other remedies that the Company may pursue against you, no further severance payments will be made to you pursuant to this Section 5 and you agree to immediately repay to the Company all moneys previously paid to you pursuant to this Section 5.

(i)Timing.  The benefits provided in this Section 5 will begin at the end of your employment, and any cash payments owed to you under this Section 5 will be paid in one lump sum 65 days following your date of termination except for Severance Payments, which will be made consistently with the Company’s normal payroll cycles and begin as soon as administratively practicable after your separation from service subject to Section 5(j).  Notwithstanding the foregoing, any Severance Payments and any Continued Vesting will only be provided if, at the time of your termination, you provide a release of any and all claims you may have with respect to the Company (other than the benefits provided in Section 4 and the other rights under this Agreement that continue following your employment) in a form provided by the Company such that you have taken all action necessary for such release to become effective and irrevocable no later than 65 days following your date of termination.  The Termination Allowance Plan (“TAP”) provides broad-based severance benefits to eligible Company employees.  In accordance with the terms of TAP, you acknowledge that the amount of TAP benefits for which you may become eligible is calculated by reducing the benefit determined under the TAP formula by the Severance Payments under this Agreement.  Since the Severance Payments (a minimum of one year’s base salary) exceed the maximum benefit payable under TAP (six month’s base salary), you agree that if you become eligible for Severance Payments under this Agreement you will not be entitled to TAP benefits.  Should a court nevertheless award you TAP benefits in such circumstances, you agree that the amount of Severance Payments will be reduced by such award and be immediately repaid to the Company.

(j)Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent.  To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death.  Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death or change in control (within the meaning of Section 409A).  In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).  Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A, amounts payable under Sections 5(d)(1) and 5(d)(2) shall be deemed not to be “deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

6.On-going Restrictions on Your Activities

(a)Employee’s Agreement.  You acknowledge and agree that your Eastman Kodak Company Employee’s Agreement is and will remain in full force and effect, including, without limitation, the provisions therein regarding nondisclosure of confidential information, non-competition with the Company during, and for up to eighteen (18) months following any termination of, your employment and non-solicitation of Company employees, customers and suppliers during, and for up to twelve (12) months following any termination of, your employment.

(b)Your Importance to the Company and the Effect of this Section 6.  You acknowledge that:

(1)In the course of your involvement in the Company’s activities, you will have access to confidential information and the Company’s client base and will profit from the goodwill associated with the Company.  On the other hand, in view of your access to confidential information and your importance to the Company, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm.  In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 6.  The Company would not have entered into this Agreement if you did not agree to this Section 6.

(2)This Section 6 may limit your ability to earn a livelihood.  You acknowledge, however, that complying with this Section 6 will not result in severe economic hardship for you or your family.

(c)Transition Assistance.  During the 90 days after Termination Notice has been given, you will take all actions the Company may reasonably request to maintain for the Company the business, goodwill and business relationships with any Clients.

(d)Notice to New Employers.  Before you accept employment with any other person or entity while your Eastman Kodak Company Employee’s Agreement is in effect, you will provide the prospective employer with written notice of the provisions of your Eastman Kodak Company Employee’s Agreement and will deliver a copy of the notice to the Company.

7.Effect on Other Agreements

(a)Prior Employment Agreements.  As of the Effective Date, this Agreement will supersede your Emergence Contract dated July 30, 2013; provided, however, your Eastman Kodak Company Employee’s Agreement will remain in effect.

(b)Effect on Other Agreements; Entire Agreement.  This Agreement and your Eastman Kodak Company Employee’s Agreement are the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

8.  Successors

(a)Assignment by You.  You may not assign this Agreement without the Company’s consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 8(a), whether voluntary or involuntary, will be void.

(b)Assumption by Any Surviving Company.  Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you.  After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement.  The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

9.  General Provisions

(a)Administrator.  All compensation and benefits provided under this Agreement will be administered by the Chief Human Resources Officer for the Company (the “Administrator”).  The Administrator will have total and exclusive responsibility to control, operate, manage and administer such compensation and benefits in accordance with their terms and all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to them.  Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret this Agreement, decide all questions concerning eligibility for and the amount of compensation and benefits payable, construe any ambiguous provision, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement.  The Administrator will have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority, including, without limitation, his construction of the terms of this Agreement and his determination of eligibility for compensation and benefits.  It is the intent of the parties hereto, that the decisions of the Administrator and his actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

(b)Withholding.  You and the Company will treat all payments to you under this Agreement as compensation for services.  Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c)Confidentiality.  You agree to keep the existence of this letter confidential except that you may review it with your financial advisor, attorney or spouse/partner and with the Administrator.

(d)Severability.  If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.  In particular, if any provision of Section 6 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(e)No Set-Off.  Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Company may have against each other or anyone else (except as this Agreement specifically states).  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

(f)Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 9(f)):

If to you, to your address set forth above.

If to the Company or any other member of the Company, to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Attention:  General Counsel

Facsimile:  585-724-9448

(g)Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h)Jurisdiction; Choice of Forum; Costs. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”).  Both you and the Company (1) acknowledge that the forum stated in this Section 9(h) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 9(h) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 9(h) , and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company.  However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 9(h).  To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter.

(i)Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

(j)Counterparts.  This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EASTMAN KODAK COMPANY

By:	/s/ Jeffrey J. Clarke
	Name	Jeffrey J. Clarke
	Title	Chief Executive Officer

EXECUTIVE

/s/ David E. Bullwinkle
David E. Bullwinkle

Exhibit 10.3

David e bullwinkle

Employment Agreement Terms Schedule

Position	Chief Financial Officer and Senior Vice President, Eastman Kodak Company
Base Salary	$400,000
Annual Cash Performance Incentive under Company’s Executive Compensation for Excellence and Leadership (EXCEL) Plan[1]	The target level for your Annual Incentive will be 65% of your Base Salary. The maximum payout under the EXCEL Plan is 200%. Total Target Cash Compensation is $660,000.
Long-Term Incentive Compensation	Annual equity grants are determined by the Executive Compensation Committee each year at its discretion.
Promotion Equity Grant

Target Award Value:  $600,000

Your promotion equity grant will be comprised of 50% Restricted Stock Units (RSUs) and 50% Non-Qualified Stock Options (NQSOs), each with vesting in three substantially equal annual installments on the first, second and third anniversaries of the grant date.  An award notice will be issued to you within 20 days of the grant date.

Severance Multiplier	1X Base Salary
Change of Control	In the case of a Change of Control event followed by an involuntary termination[2] within two years following the Change of Control, severance would be paid after the 409(a) waiting period.
Additional Benefits	None

1EXCEL Plan performance metrics are determined annually by the Executive Compensation Committee

2 Leaving Reasons and associated eligibility are reviewed and approved by the Executive Compensation Committee